Exhibit 99.1

News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703-433-4000

For Immediate Release
NEXTEL Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Elizabeth Brooks (703) 433-4263

Nextel Proposes Public Safety Spectrum Swap

-Public Safety Spectrum Allocation Would Double-
-Proposal Facilitates Enhanced Interoperability Among Public Safety Agencies-
-Nextel Offers Retuning Assistance-

RESTON, Va.–November 21, 2001– Nextel Communications, Inc., (NASDAQ: NXTL) today filed a white paper with the Federal Communications Commission (FCC) to propose the expansion, realignment and further protection of public safety communications. The proposal describes a public-private partnership designed to facilitate two important public safety objectives. First, it would provide a framework for mitigating interference to public safety communications from commercial services at 800 MHz. This would be accomplished by separating the channel blocks used by cellular and other CMRS providers from those used by public safety communications systems. Second, it would double public safety’s spectrum allocation at 800 MHz, thereby providing opportunities to increase capacity, deploy advanced technologies and enhance interoperability among police, fire and rescue personnel.

The proposal would result in a more efficient use of spectrum by all parties through a realignment of radio frequencies in the 700, 800 and 900 MHz bands. If adopted, public safety communications systems would have access to a 20 MHz block of contiguous spectrum in the lower 800 MHz band – more than double public safety’s current allocation of 9.5 MHz of non-contiguous spectrum at 800 MHz. This spectrum would be adjacent to the 700 MHz frequency band already allocated by the FCC for future public safety usage.

“We are committed to working with the public safety community, the FCC and others to enable new spectrum allocation solutions that best meet our nation’s needs and appropriately balance public needs with private interests,” said Tim Donahue, president and CEO of Nextel. “Nextel appreciates the cooperation and support of the public safety community in the development of this proposal which enables the transfer of valuable spectrum resources to the public safety community to help meet their near-term needs.”

Under the proposal, Nextel would exchange 16 MHz of its current licensed spectrum to make the realignment possible. Specifically, Nextel would exchange 4 MHz in the 700 MHz band, approximately 8 MHz of current SMR spectrum in the lower non-contiguous channels of the 800 MHz band, and 4 MHz of spectrum in the 900 MHz band.

In return for this spectrum, Nextel would receive 16 MHz of spectrum, comprised of 6 MHz in the upper 800 MHz band and 10 MHz in the 2.1 GHz band. Nextel’s current, contiguous spectrum holdings of 10 MHz in the upper 800 MHz band would be unaffected. Under the proposal, Nextel would maintain its net spectrum allocation, and does not anticipate any adverse impact on its ability to serve its existing or future customers.

In addition, Nextel is willing to provide financial and other resources to the public safety community to facilitate implementation of the proposal. Specifically, Nextel would contribute up to $500 million to help cover the public safety community’s costs of retuning incumbent operators to the new public safety spectrum block and other expenses associated with the realignment, provided the FCC adopts the proposal substantially as submitted.

About Nextel

Nextel Communications Inc., based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the United States covering thousands of communities across the United States. Nextel and Nextel Partners, Inc. currently serve 195 of the top 200 U.S. markets. Through recent market launches, Nextel service is available today in areas of the U.S. where approximately 230 million people live or work. In addition, through Nextel International, Inc., Nextel has wireless operations and investments primarily in selected Latin American markets.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include future legislation or regulatory actions, unexpected costs in any spectrum reallocation, performance of its technologies, timely development and delivery of new technologies, economic conditions, access to sufficient capital and those that are described from time to time in Nextel’s reports filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2000 and its subsequent quarterly reports on Form 10-Q. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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